1 Overview Filed Pursuant to Rule 433 under the Securities Act of 1933 Relating to Preliminary Prospectus dated March 24, 2026 Registration Statement No. 333 - 290244

2 Free Writing Prospectus This Free Writing Prospectus relates to the proposed initial public offering of Encore Medical, Inc. (“Encore”, “we”, “us” or “our”). We have filed a registration statement (File No. 333 - 290244), including the preliminary prospectus contained therein, with the U.S. Securities and Exchange Commission for the offering to which this communication relates. The registration statement has not become effective yet. Before you invest, you should read the preliminary prospectus included in that registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering. You may access these documents for free by visiting EDGAR on the SEC website at http:www.sec.gov. This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

3 Forward - Looking Statements This presentation contains forward - looking statements. In some cases, you can identify these forward - looking statements by words such as “may,” ”might,” ”should,” “would,” “expect,”“plan,”“anticipate,” “intend,” “believe,” “estimate, “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward - looking statements are only predictions, are subject to change, and are largely based on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. The forward - looking statements in this presentation include, for example, statements about: our initial public offering, including the expected the timing, expected price per share of the common stock in the offering, and expected use of the net proceeds from the offering; the competitive advantages of our products; the potential market size of the PFO /stroke and PFO /migraine markets; our clinical strategies and the progress, timing, cost and results of our clinical trials; our ability to obtain and the expected timing for receiving FDA approvals; our marketing and distribution strategy; the market acceptance and success of our products; our ability to obtain and maintain intellectual property protection; and changes in applicable laws and regulations. Forward - looking statements involve known and unknown risks, uncertainties and other important factors (including those listed under “Risk Factors” in the registration statement) that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward - looking statements. You are cautioned not to place undue reliance on the forward - looking statements in this presentation. The forward - looking statements speak only as of the date on which they are made. Except as required by applicable law, we do not plan to publicly update or revise any forward - looking statements to reflect any new information or future events.

4 Background □ Encore has innovative products for closing septal wall defects (holes in the heart), primarily Patent Foramen Ovale (PFO), a flap - like hole between the atrial chambers of the heart. □ A PFO can enable embolic material (clots) to backflow from the right to left chambers and potentially cause a stroke. □ 25% of the population has a PFO. □ PFO has also been linked to Migraine Headache.

5 Encore PFO Closure Device High closure rates Small footprint, low profile, minimal use of metal Encore believes it has a superior PFO Closure Device to reduce the risk of ischemic stroke reoccurrence Device Sizes: 20, 25, 30 and 35mm Delivery device e asy to deploy and used for both PFO and ASD

6 Encore PFO Closure Device Illustration of PFO procedure

7 Encore At - a - Glance Low profile with minimal metal mass Preserves future treatment options – septal puncture friendly Superior head - to - head clinical results Easy to Deploy 35,000+ implanted devices CE - Marked Published clinical data demonstrating superior performance US FDA Trial underway with favorable trial design Commercial Traction in Europe > $2.5M sales 2025 Limited investment and timing to approval ~$7M capital for US Stroke Trial OUS sales help fund daily operations Attractive margins Relatively new and under - penetrated markets $1.5+ billion immediate PFO stroke market opportunity $100+ billion migraine headache market opportunity Significant Market Opportunity Highly Differentiated Products De - Risked Regulatory Path Compelling Investment Profile

8 Encore Competitive Advantage Conformable Ease of deployment Low profile Partially or fully retrievable Low metal mass Lower incidence of AFib Septal puncture friendly Simple delivery Key Points of Differentiation Encore – PFO Closure Device Abbott – Amplatzer W.L. Gore – Cardioform x x x x x x x x x x x x x x x Note: Abbott - Amplatzer introduced with reimbursement established in late 2019 just prior to the COVID pandemic

9 PFO/Stroke Addressable Market (TAM) See appendix for citations 795,000 patients suffering strokes 692,000 Ischemic strokes 277,000 cryptogenic strokes 139,000 patients with PFO $1.5B+ market opportunity Strokes annually¹ in the U.S. 87% of these strokes are ischemic² 40% of ischemic strokes have unidentified causes³ 50% of these patients have a PFO⁴ Annual Market Opportunity greater than $1.5B (assumes $11,000 ASP) We believe less than 1/3 of potential market is penetrated

10 PFO/Migraine Market See appendix for citations 45 Million existing patients suffering migraine headache 18 Million migraine + PFO 12 Million positive responders 11 Million PFO Closures $120B+ market opportunity Migraine sufferers in US 40% of migraine patients have a PFO 68% improve on blood thinning drugs, which helps diagnose PFO, but is not a sustainable therapy 94% of these patients achieve a 50% reduction to complete elimination of migraine upon PFO Closure Annual Market Opportunity exceeds $100B (assumes $11,000 ASP) Link between PFO and the elimination of migraine headache has been established over the past decade and continues to be verified. 5,6

11 Europe Commercialization Strategy Germany 34% Czech Republic 14% Italy 14% Iraq 13% Portugal 8% Lithuania 5% Spain 4% France 2% Switzerland 2% Hungary <1% Austria 2% Turkey 2% Ukraine <1% □ Sales in 21 countries - adding countries in central Asia and Central and South America □ Leveraging sales network of 11 international distributors □ Strong physician adoption despite limited marketing efforts □ Primary commercial focus will be in U.S. after FDA approval

12 PFO/Stroke Clinical Strategy Superior Proven Head - to - Head Results FDA Approved Trial Underway Peer Reviewed. Published Clinical Results x Multi - center clinical data on 293 Encore and competitive PFO patients x Results favored Encore PFO for both safety and defect closure x Fewer adverse events x Zero cardiac - related Serious Adverse Events (SAEs) x Lower incidence of AFib Management believes the Clinical Pathway has been relatively de - risked PerFOrm Pivotal Study x Prospective, multicenter, randomized clinical study x Head - to - head study comparing the Encore device to existing FDA approved PFO devices (Amplatzer/Cardioform) x 500 patients total (250 with Encore PFO Device) x Primary endpoints - safety/serious adverse effects through 6 months and PFO closure at 6 months x IDE approved by FDA, enrollment underway x Estimated approval within 24 months

13 PFO/Migraine Clinical Strategy FDA Trial Design Underway x Prospective, multicenter, randomized, blinded, sham control clinical study x Endpoint to prove elimination/50% reduction of migraine in patients x Likely 100 - 150 patients at 5 sites with 12 - month follow - up x Estimated 24 months to complete at a cost of $4 million. Encore has the opportunity to be the first approved device for treating PFO related Migraine Headache in the US OUS Trial x Prospective, multicenter PFO/Migraine clinical study at Riga Stradins University, Latvia x Patient selection/diagnosis using blood thinning drugs x Currently enrolling patients x 25 - 30 patient study at multiple sites with 12 - month follow - up x Cost effective study

14 Differentiated technology with no known IP conflicts Intellectual Property Portfolio Expiration Years Title Patent # Issue Date date Left PFO Device 11,771,411 10/3/2023 2040 15 Occlusion Device with Centering Arm 8,366,741 2/5/2013 2030 5 Right Retrieval Mechanism 7,658,748 2/9/2010 2023 expired Occlusion Device with Flexible Fabric Connector 7,691,115 4/6/2010 2023 expired Occlusion Device with Flexible Polymeric Connector 7,749,238 7/6/2010 2023 expired Daisy Design for Occlusion Device 7,582,104 9/1/2009 2022 expired Occlusion Device Having Five or More Arms 7,115,135 10/3/2006 2022 expired Occlusion Device with Non-Thrombogenic Properties 6,379,368 4/30/2002 2021 expired Occlusion Device with Stranded Wire Support Arms 6,206,907 3/27/2001 2020 expired

15 Joseph Marino President & CEO, Director ▪ 30 continuous years of CEO, Chairman, Director of Public Companies ▪ Current Chairman of Encore, Cardia, Inc., and Electro - Sensors (NASDAQ) ▪ Previous Chairman at Applied Biometrics, Inc. Biomedical Dynamics Corporation ▪ Former Department Head, University of Minnesota Hospitals and Clinics Scott Robinson VP Finance ▪ Treasurer and controller of Encore Medical, Inc. since inception ▪ Previously held positions of increasing responsibility at Wells Fargo Bank Peter Buonomo Senior VP, Director ▪ Current Sr. VP and Director Encore Medical ▪ Formally VP of Sales and Marketing at Applied Biometrics, Inc.(NASDAQ) ▪ Served as a corporate officer and VP of Sales and Marketing at Cardia, Inc.(NASDAQ) ▪ 25+ years experience executive officer of public companies. x FDA Approved Critical Care and Cardiovascular products x Numerous products through CE Mark Approvals x Three Companies through IPO process x M&A experience with acquisition exit strategy Experienced Team The team has previously founded and operated six Medical Device Companies Gregory Steiner Sr . Financial Consultant, Advisor to Board ▪ Served as Senior Manager at Ernst & Young, LLP and as an Audit Partner and Audit Practices Leader at Grant Thornton, LLP ▪ Currently Accounting Prof. at both Univ. Wisconsin &Univ. Minnesota and previous Chairman of the Board of Minnesota State Board of Accountancy

16 Todd Johnson Director ▪ Chief Compliance Officer Cedar Point Capital, Board Member, Lifelens Technologies, Former Private Placement Specialist, Stifel Nicolaus, Board Observer RxFunction , Inc. 15+ years experience, fundraising professional Christopher Turnbull Director ▪ Director of Encore Medical since inception ▪ Retired CRNA at Critical Care Anesthetists, Mayo Clinic and the University of Minnesota Health Systems ▪ Previous CEO and Chairman of St Paul Medical, Inc Non - Management Board Members Tim Laske, PhD Director ▪ VP of R&D and Business Development for Medtronic’s Cardiac Ablation Business ▪ Current and previous executive roles at Medtronic for 28+ years ▪ Medtronic Bakken Fellow and Fellow of the American Institute for Medical and Biological Engineering

17 Summary Financials FYE FYE FYE Statement of Operations 12/31/2023 12/31/2024 12/31/2025 Audited Audited Audited Net Sales 1,434,424$ 2,134,528$ 2,585,858$ Cost of goods sold 912,078 1,361,077 1,548,302 Gross profit 522,346 773,451 1,037,556 Percentage 36.4% 36.2% 40.1% Operating Expenses Selling, general and administrative 1,211,152 1,555,653 1,670,330 Stock compensation expense 7,936 696,101 16,375 Clinical trial expense 550,570 142,672 79,560 Regulatory expense 124,421 145,297 100,440 Total operating expenses 1,894,079 2,539,723 1,866,705 Operating profit (loss) (1,371,733)$ (1,766,272)$ (829,149)$ December 31 Proforma Balance Sheet 2025 For Offering Audited Assets: Cash & equivalents 94,256$ 12,794,256$ 1 Total Current Assets: 1,802,293 14,596,293 Total Assets 2,160,381$ 14,860,381$ Liabilities: Total Current Liabilities 3,568,779 3,568,779 Total Liabilities 3,830,090 3,830,090 Shareholders Equity (Deficit) (1,669,708) 11,030,291 1 Total Liabilities & Equity 2,160,381$ 14,860,381$ 1 Adjusted for assumed net proceeds from Offering. Does not include underwriter's overallotment option.

18 Offering Summary $15 million (plus over - allotment) Offering Size: Common Stock Security: 3 million Shares Offered: $5.00 per share Price: 15% Over - Allotment: NYSE American – Ticker EMI Listing: 6.7 million Shares O/S before offering Clinical Trials, Commercial Growth, Debt Reduction, Working Capital and General Corporate Purposes Use of Proceeds: April 2026 Timing: Oak Ridge Financial Services Group, Inc. Dawson James Securities, Inc. Underwriters:

19 Company Highlights Differentiated PFO closure technology $1.5 B Stroke & 100+ B Migraine opportunity Proven safety and efficacy with 35,000+ implants CE - marked with favorable US FDA Trial underway Attractive margins - OUS sales help fund daily operations Structural heart technologies awarded premium exit values x x x x x x

20 Thank you!

21 Citations 1) Ischemic strokes (Clots). www.stroke.org. (n.d.). https://www.stroke.org/en/about - stroke/types - of - stroke/ischemic - stroke - clots 2) U.S. Department of Health and Human Services. (2022, February 1). How many people are affected by/at risk for stroke? Eunice Kennedy Shriver National Institute of Child Health and human Development. https://www.nichd.nih.gov/health/topics/stroke/conditioninfo/risk#:~:text=Each%20year%2C%20about %20795%2C000%20people,about%2087%25%20of%20all%20strok es. 3) Yaghi, S., & Elkind, M. S. V. (2014, October). Cryptogenic stroke: A diagnostic challenge. Neurology. Clinical practice. https://www.ncbi.nlm.nih.gov/pmc/articles/PMC4196459/#:~:text=Cryptogenic%2C%20or%20 unexplained%2C%20stroke%20is,reduce%20the%20stroke%20recurrence%20risk. 4) Patent foramen ovale (PFO). www.heart.org. (2021, July 20). https://www.heart.org/en/health - topics/congenital - heart - defects/about - congenital - heart - defects/patent - foramen - ovale - pfo 5) Reisman, A. et al. (2018, November). Ticagrelor for Refractory Migraine/Patent Foramen Ovale (TRACTOR). American Academy of Neurology. https://n.neurology.org/content/91/22/1010.abstract 6) Trabattoni, D., et al. (2022, June). Migraine in Patients Undergoing PFO Closure: Characterization of a Platelet - Associated Pathophysiological Mechanism: The LEARNER Study. JACC: Basic to Translation Science. https://www.sciencedirect.com/science/article/pii/S2452302X22000377